EXHIBIT 99.1

NEWS RELEASE

 CONTACT:
 Karen L. Howard, Vice President and Chief Financial Officer
 Phone: 716.689.5550
 KAREN.HOWARD@CMWORKS.COM

FOR IMMEDIATE RELEASE

Columbus McKinnon Corporation Commences Tender Offer and Consent Solicitation For Senior Subordinated Notes Due 2013

Amherst, New York, January 10, 2011 - Columbus McKinnon Corporation ("Columbus McKinnon") (Nasdaq: CMCO) announced today that it has commenced a cash tender offer and consent solicitation for any and all of the $124,855,000 outstanding principal amount of its 8 7/8% Senior Subordinated Notes Due 2013 (CUSIP No. 199333AG0 and ISIN US199333AG00). The noteholder consents are being solicited to eliminate substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions contained in the indenture governing the notes.

The tender offer and consent solicitation is being made upon the terms and conditions in the Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal dated January 10, 2011. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on February 7, 2011, unless extended or earlier terminated (the “Expiration Date”). Tender notes may be withdrawn and consents may be revoked at or prior to 5:00 P.M., New York City time on January 24, 2011 but may not thereafter be withdrawn or revoked, unless such date is extended (the “Withdrawal Date”). Noteholders who provide consents to the proposed amendments will receive a consent payment of $30.00 per $1,000 principal amount of notes tendered and accepted for purchase pursuant to the offer if they provide their consents on or prior to 5:00 p.m., New York City time, on January 24, 2011, unless such date is extended (the “Consent Date”). The Company may extend the Consent Date without extending the Withdrawal Date. The total consideration (including the consent payment) to be paid for each note validly tendered prior to the Consent Date and accepted for purchase will be $1,026.00 per $1,000 principal amount of notes, plus accrued and unpaid interest, if any, from the last interest payment to, but not including, the applicable payment date.  A Holder cannot deliver a consent without tendering its corresponding notes or tender its notes without delivering a corresponding consent.

Upon the terms and conditions described in the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal, payment for notes accepted for purchase will be made (1) with respect to notes validly tendered and not validly withdrawn on or prior to the Consent Date, promptly after such acceptance for purchase (which is currently expected to be January 25, 2011, unless the applicable Consent Date is extended), and (2) with respect to notes validly tendered after the Consent Date but at or before the Expiration Date, promptly after such Expiration Date (which is currently expected to be February 8, 2011, unless the tender offer is extended).

Columbus McKinnon intends to fund the tender offer and consent payments, and related costs, with proceeds from a private placement of senior subordinated notes together with other available funds. The new notes to be sold have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption therefrom.

The obligations to accept for purchase and to pay for notes in the tender offer are conditioned on, among other things, the consummation of the new offering of senior subordinated notes, the receipt of consents to the proposed amendments from the holders of at least a majority of the aggregate principal amount of outstanding notes, and the execution of a supplemental indenture to the indenture governing the notes.

Holders may obtain copies of the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal from the Information Agent and Depositary for the tender offers, D.F. King & Co., Inc., at (212) 269-5550 (collect, for banks and brokers only) and (888) 628-1041 (toll free).

Credit Suisse Securities (USA) LLC is the Dealer Manager for the tender offer and Solicitation Agent for the consent solicitation.  Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (US toll-free) or +1 (212) 538-2147.

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consent with respect to the 8 7/8% Senior Subordinated Notes Due 2013. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement dated January 10, 2011.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase and Consent Solicitation Statement dated January 10, 2011 that is being sent to holders of the notes.  Holders are urged to read the tender offer documents carefully before making any decision with respect to the tender offer and consent solicitation.  Holders of notes must make their own decisions as to whether to tender their notes and provide the related consents, and if they decide to do so, the principal amount of the notes to tender.  None of Columbus McKinnon, the Dealer Manager and Solicitation Agent, the Information Agent and Depositary or any other person makes any recommendation as to whether holders of notes should tender their notes or provide the related consents, and no one has been authorized to make such a recommendation.

Safe Harbor Statement

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Columbus McKinnon Corporation believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.